                                                                  EXHIBIT (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       of

                        DAWSON PRODUCTION SERVICES, INC.

                                       by

                           MIDLAND ACQUISITION CORP.

                                       at

                                $17.50 PER SHARE

To Our Clients:                                                  August 17, 1998

     Enclosed for your consideration is the Offer to Purchase, dated August 17, 1998 (the "Offer to Purchase"), and the Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") relating to an offer by Midland Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Key Energy Group, Inc., a Maryland corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Dawson Production Services, Inc., a Texas corporation (the "Company"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of September 11, 1997, as amended, between the Company and Harris Trust Company of New York, as Rights Agent. The Purchaser is tendering for all outstanding Shares at a purchase price of $17.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price") upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 11, 1998, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). Also enclosed is the Letter to Shareholders of the Company from Michael E. Little, Chairman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on
Schedule 14D-9.

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to tender any or all of such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $17.50 per Share, net to the seller in cash without interest.

          2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, September 14, 1998, unless the Offer is extended.

          3. The Offer is being made for all outstanding Shares.

          4. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, when added to the number of Shares beneficially owned by Parent or the Purchaser, constitutes a majority of the total number of outstanding Shares on a fully diluted basis at the time Shares are accepted for payment pursuant to the Offer.

          6. Shareholders who tender Shares will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager (as defined in the Offer to Purchase) or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please complete, sign and return to us the form set forth below. An envelope to return your instructions to us is enclosed. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

                     INSTRUCTIONS WITH RESPECT TO THE OFFER
          TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                        DAWSON PRODUCTION SERVICES, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 17, 1998, and the Letter of Transmittal (which, together as amended from time to time constitute the "Offer") relating to the offer by Midland Acquisition Corp., a New Jersey corporation (the "Purchaser"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Dawson Production Services, Inc., a Texas corporation (the "Company"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of September 11, 1997, as amended, between the Company and Harris Trust Company of New York, as Rights Agent.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.

----------------------------------
 NUMBER OF SHARES TO BE TENDERED:* SIGN HERE

 Shares:
          -------------            ---------------------------------------------
 ACCOUNT NUMBER:                                   Signature(s)

 Dated:                  , 1998    ---------------------------------------------
----------------------------------   Please Print Name(s) and address(es) here

                                   ---------------------------------------------
                                          Area Code and Telephone Number

                                   ---------------------------------------------
                                       Tax Identification or Social Security
                                                     Number(s)

---------------
* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

                                        3